Exhibit 10.21

Compensatory Arrangements with Executive Officers

Compensation for executives at TECO Energy, Inc. (the “Corporation”) consists of several components. Included among these are base salary and an annual incentive award program.

Base salary information for the Chief Executive Officer, Chief Financial Officer and the other executive officers named in our most recently filed proxy statement who are currently employed by the Corporation (together, the “named executive officers”) is set forth in the table below.

The Corporation’s annual incentive plan, last amended in February 2009, is incorporated by reference as Exhibit 10.4 to the Corporation’s Annual Report on Form 10-K to which this document is an exhibit (the “Report”). The 2010 target award percentages for awards under the annual incentive plan for the named executive officers are set forth in the table below.

Compensatory arrangements relating to other aspects of the Corporation’s executive compensation program are included as exhibits to the Report. Mr. Hudson also receives a monthly housing and travel allowance of $5,000, in recognition of his retaining his primary residence in Miami.

Named Executive Officer Salary and Target Award Percentage Information for 2010

Name	Title	Salary	Target Award %
Sherrill W. Hudson	Chairman and CEO	$851,189	80%
John B. Ramil	President and Chief Operating Officer	$600,000	75%
Gordon L. Gillette	President of Tampa Electric Company	$465,000	65%
Sandra W. Callahan	Vice President-Finance and Accounting and Chief Financial Officer	$350,000	55%